Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pulse Biosciences, Inc.

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated March 16, 2018, relating to the consolidated balance sheets of Pulse Biosciences, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes, which is incorporated by reference in the Registration Statement.

/s/ Gumbiner Savett Inc.

January 22, 2019

Santa Monica, California